Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
AngioDynamics, Inc.	Lippert/Heilshorn & Associates, Inc.
Joe Gerardi	Kim Sutton Golodetz ( kgolodetz@lhai.com)
(800) 772-6446 x115	(212) 838-3777
www.angiodynamics.com	Bruce Voss (bvoss@lhai.com )
(310) 691-7100
.

ANGIODYNAMICS FOURTH QUARTER RESULTS FEATURE NET SALES UP 36%

Company introduces fiscal 2007 financial guidance

Conference call begins today at 4:30 p.m. Eastern Time

QUEENSBURY, N.Y. (August 10, 2006) – AngioDynamics, Inc. (Nasdaq: ANGO) today announced financial results for the 13 and 53 weeks ended June 3, 2006.

Highlights of the fourth quarter of fiscal year 2006 and recent weeks include:

•	Net sales up 36% to $23.6 million, compared with the fiscal 2005 fourth quarter
•	Gross margin up 140 basis points over the fiscal 2005 fourth quarter to 58%
•	Operating profit up 23% over the fiscal 2005 fourth quarter to $3.1 million
•	Launches Morpheus CT® PICC Insertion Kit nationwide
•	Becomes exclusive U.S. distributor of Sotradecol™ to all markets
•	Raises net proceeds of $62 million in follow-on equity offering
•	Named one of BusinessWeek’s Top 100 Growth Companies for the second consecutive year

Net sales for the fourth quarter of fiscal 2006 were $23.6 million, an increase of 36% compared with net sales of $17.3 million for the fourth quarter of fiscal 2005. The increase reflects strong unit growth from most of the Company’s product lines.

Sales of angiographic products were $6.3 million in the quarter, up 27% or $1.3 million over the prior-year period, due to increases in the number of procedures performed and market share gains for several products in this category. Sales of dialysis products were $5.4 million, up 21% or $936,000, with sales of the Dura-Flow® catheter the leading contributor to sales in this category. Sales of venous products were $4.3 million in the quarter, up 64% or $1.7 million, with VenaCure® procedure kits growing 78% over the prior-year quarter. Vascular access product sales were $3.6 million, up 55% or $1.3 million, with sales of the Morpheus CT PICC accounting for most of the gain. Sales of thrombolytic products were $1.5 million, up 53% or $0.5 million, with sales of the Uni*Fuse™ catheter growing nearly 56%. Sales of drainage products were $820,000, up 84% or $375,000, with the Total Abscession™ catheter comprising all of the growth.

Gross profit increased 39% to $13.6 million for the fiscal 2006 fourth quarter from $9.8 million for the prior-year fourth quarter, and the gross margin rose to 57.7% from 56.3%, a 140 basis point improvement. These increases were partially due to previous sales of VenaCure lasers that are now generating sales of higher-margin VenaCure procedure kits. On a sequential-quarter basis, gross margin was slightly lower than the third quarter of fiscal 2006 largely because the Company sold a record number of lasers during the fiscal fourth quarter.

Operating profit for the fiscal 2006 fourth quarter increased to $3.1 million from $2.5 million for the prior-year fourth quarter, a gain of 23%.

Net income in the fourth quarter of fiscal 2006 was $2.0 million, or $0.15 per diluted share, compared with net income of $1.7 million, or $0.13 per diluted share, for the fiscal 2005 fourth quarter. The Company’s effective tax rate for the fiscal 2006 fourth quarter was 39%, compared with a tax rate of 36% for the prior-year period.

Several non-recurring items affected net income during the fiscal 2006 fourth quarter, including expenses related to a contemplated acquisition that was not consummated, expenses related to our initial compliance with Section 404 of the Sarbanes-Oxley Act, and miscellaneous legal expenses. These non-recurring expenses totaled approximately $476,000 net of taxes, or $0.04 cents per diluted share.

Eamonn P. Hobbs, president and chief executive officer of AngioDynamics, commented, “This has been a very active and gratifying quarter for us in terms of our business and our financial performance. We are very pleased to see our newer products gaining strong footholds in their respective markets. For example, sales growth and market share gains of our Morpheus CT PICC have exceeded all our expectations. We attribute this to innovative design features that make this product highly sought after by physicians. In addition, sales of our VenaCure lasers reached a record high of 50 lasers in the quarter. Not only is that an impressive accomplishment, but an increasing number of lasers in physicians’ offices results in growing sales of high-margin, single-use VenaCure procedure kits.”

Hobbs continued, “Another product that has great potential for us is Sotradecol, used for the treatment of small, uncomplicated varicose veins. Sotradecol is the only FDA-approved sodium tetradecyl sulfate injection for this indication, and we are now the exclusive U.S. distributor of this product to all physicians. Sclerotherapy is a rapidly growing procedure, and although sales were relatively modest in the fourth quarter, at approximately $200,000, we have high expectations for the success of this product as we continue the process of educating physicians as to its availability and ease of use.”

For the 53 weeks ended June 3, 2006, net sales were $78.5 million, up 30% compared with net sales of $60.3 million for fiscal 2005. Gross margin for fiscal 2006 was 58%, representing an improvement of 260 basis points over the prior fiscal year.

Net income for fiscal 2006 increased 51% to $6.9 million, or $0.53 per diluted share, compared with net income of $4.5 million, or $0.37 per diluted share, in fiscal 2005. The Company’s effective tax rate for fiscal 2006 was 38%, compared with 40% for fiscal 2005.

AngioDynamics had cash and investments totaling $89.8 million as of June 3, 2006, compared with $27.1 million as of May 28, 2005. During the quarter AngioDynamics completed a public stock offering with net proceeds to the Company of $62.2 million.

Fiscal Year 2007 Financial Guidance

Regarding financial guidance for fiscal 2007, AngioDynamics expects net sales growth to exceed 28% compared with fiscal 2006, to approximately $101 million. Year-over-year net income growth, including the impact of SFAS 123R, is expected to exceed 42% to approximately $9.8 million. R&D expenses are projected to be approximately 8.3% of net sales, while SG&A expenses are projected to be approximately 38.2% of net sales.

Without the effect of SFAS 123R, net income would be expected to reach approximately $11.5 million, representing 68% growth from fiscal 2006, and reducing R&D and SG&A to approximately 7.8% and 36.3% of net sales, respectively. The impact of SFAS 123R is expected to decrease net income for fiscal 2007 by approximately $0.11 per diluted share to $0.60 per diluted share from $0.71 per diluted share.

The Company’s plans also call for continued growth of its sales force. AngioDynamics expects to grow to about 70 dedicated sales representatives in the field over the next 18 months, up from 53 currently. Gross margins have increased nicely according to plan, and the Company anticipates gross margins improving in fiscal 2007 by approximately 40 basis points, towards its goal of achieving gross margins in the low-to-mid 60% range. Without the impact of SFAS 123R, gross margins would be expected to improve by 80 basis points.

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist readers in analyzing the underlying trends in our business. Readers should consider these non-GAAP measures, in addition to, and not as a substitute for, financial reporting measures prepared in accordance with GAAP.

Conference Call

AngioDynamics management will host a conference call to discuss this announcement today beginning at 4:30 p.m. Eastern Time. To participate in the call, please dial (800) 435-1261 from the U.S. or (617) 614-4076 from outside the U.S. Please enter passcode 49465846.

A telephone replay of the call will be available from 5:30 p.m. Eastern time today through 12:59 p.m. Eastern Time on August 17 by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and entering the passcode 80055295.

In addition, individuals can listen to the call on the Internet by visiting the investor relations portion of the Company’s Web site at. www.angiodynamics.com. A recording of the conference call will be archived there for 12 months.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, vascular surgeons and other physicians for the minimally invasive diagnosis and treatment of peripheral vascular disease. AngioDynamics, Inc. designs, develops, manufactures and markets a broad line of therapeutic and diagnostic devices that enable interventional physicians, such as interventional radiologists, vascular surgeons and others, to treat peripheral vascular diseases and other non-coronary diseases. The Company’s diverse product line includes angiographic products and accessories, dialysis products, vascular access products, PTA products, drainage products, thrombolytic products, and venous products. More information is available at www.angiodynamics.com.

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company’s expectations. In addition to the matters described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of any future clinical trials, results of pending patent litigation and the Company’s ability to protect its intellectual property, overall economic conditions, general market conditions, market acceptance, inadequate reimbursement from third party payors, effects of healthcare reform and competition as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended May 28, 2005, may affect the actual results achieved by the Company.

(Tables to follow)

AngioDynamics, Inc. and Subsidiary

CONSOLIDATED INCOME STATEMENT HIGHLIGHTS

(in thousands, except shares and per share data)

	Three months ended		Twelve months ended
	June 3,	May 28,	June 3,	May28,
	2006	2005	2006	2005
	(unaudited)		(2)	(1)

Net sales	$23,592	$17,332	$78,451	$60,289
Cost of goods sold	9,985	7,577	32,930	26,912
Gross profit	13,607	9,755	45,521	33,377

Gross margin %	57.7%	56.3%	58.0%	55.4%

Operating expenses
Selling and administrative	9,144	5,945	29,346	21,080
Research and development	1,359	1,294	5,869	4,570
Total operating expenses	10,503	7,239	35,215	25,650

Operating profit	3,104	2,516	10,306	7,727

Other income (expense), net	221	98	816	(110)

Income before income tax provision	3,325	2,614	11,122	7,617
Income tax provision	1,287	948	4,256	3,069

NET INCOME	$2,038	$1,666	$6,866	$4,548

Earnings per common share
Basic	$.16	$.14	$.55	$.39
Diluted	$.15	$.13	$.53	$.37

Weighted Average Common Shares
Basic	12,724,488	11,863,823	12,377,731	11,571,317
Diluted	13,217,655	12,672,346	12,964,574	12,328,783

AngioDynamics, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEET HIGHLIGHTS

(in thousands)

	June 3,	May 28,
Assets	2006	2005
	(2)	(1)
Current Assets
Cash and Cash Equivalents	$64,042	$14,498
Marketable Securities	25,710	12,601
Accounts Receivable, net	13,486	9,929
Inventories	15,968	10,264
Deferred income taxes	822	736
Other current assets	2,128	1,679

Total current assets	122,156	49,707

Property, Plant & Equipment – at cost, net	10,802	8,528
Other Non-Current Assets	4,042	1,437

Total Assets	$137,000	$59,672

Liabilities and Stockholders’ Equity

Current Liabilities	$10,807	$7,627
Long-term Debt	2,755	2,935
Stockholders’ Equity	123,438	49,110

Total Liabilities and Stockholders’ Equity	$137,000	$59,672

(1) Information derived from audited financial statements

(2) Unaudited

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